SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): October 21, 2003



                            GP Strategies Corporation
             (Exact name of registrant as specified in its charter)



            Delaware                     1-7234                    13-1926739
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(State or other Jurisdiction         (Commission               (I.R.S. Employer
 of Incorporation File Number)       Identification No.)




777 Westchester Avenue, White Plains, NY                            10604
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(Address of principal executive offices)                        (Zip Code)



Registrant's telephone number, including area code:  (914) 249-9700



                                       N/A
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          (Former name or former address, if changed since last report)






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Item 5.   Other Events and Regulation FD Disclosure.

         On October 21, 2003, GP Strategies Corporation (the "Company") purchased 3,426,699 shares of common stock of GSE Systems, Inc. ("GSE") and a GSE Subordinated Note in the outstanding principal amount of $650,000 which is convertible into 418,653 shares of common stock of GSE from ManTech International ("ManTech"). The Company received an opinion from a financial advisor that the transaction was fair to the Company from a financial point of view. This transaction increased the Company's ownership of the common stock of GSE from approximately 22% to approximately 58%, assuming conversion of the GSE Note, and as a result the financial results of GSE will now be included in the Company's consolidated financial statements. Simultaneously with the closing of this transaction, three directors nominated by the Company were added to the GSE board of directors.

The consideration paid to ManTech by the Company consisted of a five-year 5%
note in the principal amount of $5,250,955. Each year during the term of the note, the holder of the note will have the option to convert up to 20% of the original principal amount of the note into common stock of the Company at the then market price of Company's common stock, but only in the event that Company's common stock is trading at $10 per share or more.

The Company and ManTech entered into a five-year Teaming Agreement pursuant to which ManTech and the Company will work together to give the Company the opportunity to provide training services to ManTech's customers.

         This transaction resulted in a change of control of the Company.

Item 7.  Financial Statements and Exhibits

         Exhibits

   10.1 Purchase and Sale Agreement dated October 21, 2003 by and between the Company and ManTech International Corporation.

   10.2 Teaming Agreement dated October 21, 2003 by and between the Company and ManTech International Corporation.

   10.3 $5,250,955 Promissory Note dated October 21, 2003 between the Company (the "Maker") and ManTech International Corporation.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      GP Strategies Corporation


Date: October 27, 2003                By:   Scott N. Greenberg, President and
                                            Chief Financial Officer